PURCHASE OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT

        This PURCHASE OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT, dated as of November 11, 2004 (the “Agreement”), is by and among HUB GROUP DISTRIBUTION SERVICES, LLC, a Delaware limited liability company (the “Company”), HUB GROUP, INC., a Delaware corporation (“Parent”), and HGDS ACQUISTION LLC, a Delaware limited liability company (“Acquisition Co.”), and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

        WHEREAS, the Company is an indirect wholly owned subsidiary of Parent;

        WHEREAS, William J. McKenna, an individual (“McKenna”), is the sole owner of Acquisition Co. as of the date hereof, and has agreed to serve as the President of the Company; and

        WHEREAS, the Company desires to grant Acquisition Co. certain rights with respect to the purchase of all or substantially all of the assets of the Company (the “Company Assets”), and Acquisition Co. desires to receive such rights.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties as follows:

        1.        Option Period. The rights granted by the Company to Acquisition Co. hereunder shall be in effect for a period (the “Option Period”) commencing on November 11, 2004, and shall expire and be of no further force or effect on the earlier to occur of (i) March 31, 2007, and (ii) the date on which McKenna’s employment with the Company is terminated; provided, however, that if McKenna’s employment with the Company is terminated for the reasons described in paragraphs 4(b)(i) (continuous failure to substantially perform duties), 4(b)(vi) (failure to comply with Compliance Guidelines), 4(b)(vii) (failure to reach agreement on Compliance Guidelines), 4(c) (Termination for Death or Disability), 4(f) (termination by Executive for Good Reason) or 4(d) (Termination by the Company for Reasons Other than Cause) of McKenna’s employment agreement with the Company, then, (A) with respect to the Option, the Option Period shall continue for the 90-day period following McKenna’s termination date and (B) with respect to the Right (as defined below), the Option Period shall continue for the 180-day period following McKenna’s termination date.

        2.        Purchase Option.

                   (a)        Parent and the Company hereby grant to Acquisition Co. the exclusive (except as set forth herein) option (the “Option”) to purchase the Company Assets, subject to and upon the following terms and conditions and in accordance with the terms and conditions of a mutually acceptable purchase agreement among Parent, the Company and Acquisition Co. (the “Contract”). The Option may be exercised by Acquisition Co. by delivering written notice to the Company at any time during the Option Period (the “Exercise Notice”) specifying that Acquisition Co. is exercising the Option pursuant to this Agreement. Acquisition Co., Parent and the Company shall use reasonable good faith efforts to close the transaction within a reasonable time after receipt of the Exercise Notice, but not later than sixty (60) days after notice is given. The closing shall be conducted in accordance with the terms of the Contract. If the closing does not occur during such sixty (60) day period, then the Option shall expire and be of no further force or effect.

                   (b)        The consideration to be paid by Acquisition Co. for the Company Assets shall consist of (i) the assumption by Acquisition Co. of certain liabilities of the Company as set forth in the Contract and (ii) the payment by Acquisition Co. of a cash purchase price (the “Agreed Purchase Price”) in the amount of $11,300,000, less or plus (A) the amount (if any) by which the Working Capital (as defined below) of the Company as of the closing date is less (more) than $2,800,000, and (B) the amount (if any) by which the net amount of property, plant and equipment as of the closing date is less (more) than $1,500,000, in each case, calculated in a manner consistent with the Company’s past practices. The Agreed Purchase Price shall be paid by wire transfer or delivery of other immediately available funds on the closing date specified in the Contract. For purposes of this Agreement, “Working Capital” shall mean the current assets of the Company less the current liabilities of the Company (excluding intercompany debt).

                   (c)        If Acquisition Co. fails to timely deliver the Exercise Notice in accordance with this Agreement, then (i) the Option shall, without further action of any party, automatically terminate and thereafter be null and void and of no further force or effect and (ii) neither party shall have any further rights or obligations hereunder or with respect to the Option.

        3.        Right of First Refusal.

                   (a)        If, during the Option Period, (A) either the Company or Parent receives an offer from a third party to purchase the Company Assets (regardless of the price) and (B) Parent desires to accept such offer, then the Company or Parent (as applicable) shall deliver a copy of the letter of intent with respect to such proposed sale, or, if such letter of intent is not in existence or disclosure is not permitted, written notice of the proposed sale (the “Notice of Offer”) to Acquisition Co. within five (5) business days of the date that the Company received the offer. The Notice of Offer shall specify (i) the proposed purchaser; (ii) the proposed purchase price; (iii) the assets proposed to be purchased and the liabilities proposed to be assumed; and (iv) all other terms and conditions of such proposed sale (e.g. payments terms, holdback amounts, purchase price adjustments, proposed closing date, etc.). The Notice of Offer shall, subject to paragraph (d) below, constitute an offer by the Company to sell the Company Assets to Acquisition Co. at (y) the proposed purchase price, if such price is less than the Agreed Purchase Price, or (z) the Agreed Purchase Price, if the proposed purchase price is more than the Agreed Purchase Price. In addition, if the Company or Parent receives an offer from a third party to purchase the Company Assets and Parent does not desire to accept such offer, the Company or Parent (as applicable) shall promptly notify Acquisition Co. of the receipt of such offer and provide it with information similar to the information included in the Notice of Offer; provided, however, that such notification shall not constitute the delivery of a Notice of Offer and Acquisition Co. shall not have the right to purchase the Company Assets pursuant to the terms of such an offer.

                   (b)        Acquisition Co. shall have the right (the “Right”) for a period ending on the first day which is five (5) business days following Acquisition Co.‘s receipt of the Notice of Offer, to elect to purchase the Company Assets at the price set forth in Section 3(a) above, subject to the terms and conditions set forth in this Agreement and in accordance with the terms and conditions of the Contract. The Right shall be exercised by Acquisition Co., if at all, by delivering a letter of intent to the Company stating that it is electing to purchase the Company Assets pursuant to this Agreement and in accordance with the terms and conditions of the Contract (the “Letter of Intent”). In the event that Acquisition Co. delivers the Letter of Intent to the Company, the Company shall work exclusively with Acquisition Co. to consummate the sale of the Company Assets for the 60-day period following delivery. In the event that Acquisition Co. does not deliver the Letter of Intent during such five-day (5) period, it shall be deemed to have declined to purchase the Company Assets.

                   (c)        If Acquisition Co. exercises the Option by delivering the Letter of Intent, Parent, the Company and Acquisition Co. shall use reasonable good faith efforts to close the transaction within a reasonable time after receipt of the Letter of Intent, but not later than sixty (60) days after notice is given. The closing shall be conducted in accordance with the terms of the Contract.

                   (d)        If Acquisition Co. does not elect to purchase all of the Company Assets or if the closing does not occur within sixty (60) days after delivery of the Letter of Intent, then the Company (i) shall be under no obligation to sell the Company Assets and (ii) may sell the Company Assets to the proposed purchaser in the Notice of Offer (the “Third Party Purchaser”). In the event that the Company consummates a sale of the Company Assets to the Third Party Purchaser, the Company will promptly pay to Acquisition Co. 50% of the portion (if any) of the consideration actually received by the Company from such Third Party Purchaser that exceeds the Agreed Purchase Price. For purposes of clarification, any other third party offer will be subject to the Right of First Refusal set forth in this Section 3 during the Option Period. If such sale to the Third Party Purchaser is not consummated within (A) seventy five (75) days after delivery of the Notice of Offer to Acquisition Co., in the event that Acquisition Co. does not exercise its Right, or (B) one hundred and thirty five (135) days after delivery of the Letter of Intent to the Company, in the event that Acquisition Co. exercises its Right but fails to close within sixty (60) days, such sale will again become subject to the Right of First Refusal set forth in this Section 3.

        4.        Filings, Consents and Approvals. Notwithstanding anything to the contrary herein, if, with respect to any purchase of Company Assets pursuant to this Agreement, any filings, consents or approvals by any governmental entities are required to consummate such transaction, the Company and Acquisition Co. shall cooperate to promptly make and prosecute such filings and obtain such consents and approvals, and the closing of any such transaction shall not be required to occur any earlier than the date which is five business days after all such filings and approvals have been made or obtained (or that any relevant waiting periods have expired).

        5.        No Shop. Except as may be required by law, during the Option Period, neither Parent, nor the Company, nor any of their respective representatives shall solicit or initiate discussions or negotiations with any person other than Acquisition Co. relating to the possible acquisition of the Company (whether by way of merger or consolidation, purchase of capital stock, purchase or lease of assets or otherwise) or of any portion of the capital stock or assets (excluding sales of assets in the ordinary course of business) of the Company.

        6.        No Representations and Warranties. The Company makes no representations or warranties herein with respect to the Company Assets.

        7.        Acquisition Co. Acquisition Co. represents and warrants that, as of the date hereof, McKenna “controls” (as defined below) Acquisition Co. In the event of a “change of control” (as defined below) of Acquisition Co., or of any of its permitted successors and assigns pursuant to Section 8 below, this Agreement shall immediately terminate and the rights granted hereunder, including, without limitation, the Option and the Right, shall be void and of no further force and effect. For purposes of this Agreement, (i) the term “control” or “controlled by” means the beneficial ownership, directly or indirectly, of more than 50% of the equity interests of such entity, measured by voting power rather than number of shares, and (ii) the term “change of control” with respect to McKenna, Acquisition Co. and any of its permitted successors or assigns means the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person other than McKenna becomes the beneficial owner, directly or indirectly, of more than 50% of the equity interests of such entity, measured by voting power rather than number of shares.

        8.        Option Not Assignable. This Agreement and any interest in and to the same (including, without limitation, the Option and the Right) may not be assigned by Acquisition Co. in whole or in part without the prior written consent of the Company (which consent shall be at the Company’s sole and absolute discretion). Notwithstanding the foregoing, after prior written notice to the Company, Acquisition Co. may assign its rights hereunder to another entity “controlled by” (as defined above) McKenna; provided that the change of control provisions in Section 7 above shall be applicable to such assignee for the duration of the Option Period. This Agreement, and the rights granted hereunder, shall survive a change of control of Parent or the departure from Parent of Mark Yeager and David Yeager.

        9.        Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

        in the case of the Company:

        Hub Group Distribution Services, LLC
        c/o Hub Group, Inc.
        3050 Highland Parkway, Suite 100
        Downers Grove, Illinois 60515-5543
        Fax: (630) 964-6475
        Attn:

        in the case of Acquisition Co.:

        WIlliam J. McKenna
        329 Albion Avenue
        Woodside, CA 94062
         Fax: (650) 618-1952

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

        10.        Benefit. Subject to the limitations on assignment, this Agreement shall be binding upon and inure to the benefit of the Company, Parent and Acquisition Co. and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary.

        11.        No Merger. The terms and provisions of this Agreement shall survive the entry, and shall not merge or be deemed to merge, into the Contract.

        12.        Conflicts. In the event of a conflict between the terms of this Agreement and the terms of the Contract, the terms of this Agreement shall govern and control.

        13.        Entire Agreement. This Agreement (including the Contract) constitutes the sole and entire agreement between Acquisition Co. and the Company respecting the Option, the Right, the Company Assets and the transaction described herein, and supersedes all prior agreements, representations, drafts, negotiations and communications, written or oral, of any kind. Neither this Agreement nor any provision hereof or of the Contract may be modified, supplemented, extended, amended, waived, discharged or terminated orally, but only by a written instrument signed by the parties against which enforcement is sought.

        14.        Waiver of Breach. The waiver by either the Company or Acquisition Co. of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Acquisition Co..

        15.        Severability. It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

        16.        Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

        17.        Amendment. This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.

        18.        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Purchase Option and Right of First Refusal Agreement as of the date first above written.

HUB GROUP DISTRIBUTION SERVICES, LLC

By:/s/ David P. Yeager
Name: David P. Yeager
Title: Vice Chairman and
Chief Executive Officer

HUB GROUP, INC.

By:/s/ David P. Yeager
Name: David P. Yeager
Title: Vice Chairman and
Chief Executive Officer

HGDS ACQUISITION LLC

By: /s/ William J. McKenna
Name: William J. McKenna
Title: Sole Member